Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 29, 2017, with respect to the combined financial statements of the HomeAdvisor Business included in the Registration Statement (Form S-4) and related Prospectus of ANGI Homeservices Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York
June 29, 2017